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                                                                                                                         Exhibit 12
                                                 American Home Products Corporation
                                        Computation of Ratio of Earnings to Fixed Charges (3)
                                                (In Thousands, except ratio amounts)
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                                                                                        Years Ended December 31,
                                                Nine Months Ended   ----------------------------------------------------------------
                                               September 30, 2001      2000          1999          1998         1997         1996
                                               ------------------   -----------   -----------   ----------   ----------   ----------
Earnings

Income (loss) from continuing operations before
    federal and foreign taxes (2)                  $1,810,152       ($1,101,040)  ($1,907,299)  $3,089,936   $2,364,753   $2,398,866

Add:
  Fixed charges                                       329,432           324,887       403,694      371,986      513,860      601,927

  Minority interests                                   15,914            26,784        30,301          620        2,421       13,677

  Distributed equity income                                 0                 0             0          771            0            0

  Amortization of capitalized interest                  1,868             1,917         1,803        1,487        1,057        5,621

Less:
  Equity income                                        53,032            55,991         2,122          473        9,777        8,448

  Capitalized interest                                 72,386            43,303        15,375        9,497       12,898            0
                                                   ----------       -----------   -----------   ----------   ----------   ----------

Total earnings (loss) as defined                   $2,031,948         ($846,746)  ($1,488,998)  $3,454,830   $2,859,416   $3,011,643
                                                   ==========       ===========   ===========   ==========   ==========   ==========

Fixed Charges:

  Interest and amortization of debt expense          $224,124          $238,840      $343,271     $322,970     $461,370     $571,414

  Capitalized interest                                 72,386            43,303        15,375        9,497       12,898            0

  Interest factor of rental expense (1)                32,922            42,744        45,048       39,519       39,592       30,513
                                                   ----------       -----------   -----------   ----------   ----------   ----------

    Total fixed charges as defined                   $329,432          $324,887      $403,694     $371,986     $513,860     $601,927
                                                   ==========       ===========   ===========   ==========   ==========   ==========

Ratio of earnings to fixed charges (2)                    6.2               -             -            9.3          5.6          5.0


(1)     A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)     The results of operations for the nine months ended September 30, 2001 are adequate to cover fixed charges as defined.
        However, the ratio is negatively affected by the REDUX and PONDIMIN diet drug litigation charge of $950,000 taken in the third quarter of 2001. Excluding the additional charge for the REDUX and PONDIMIN diet drug litigation, the pro forma ratio of earnings to fixed charges would be 9.1 for the nine months ended September 30, 2001.

        The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined.
        The coverage deficiency for the year ended December 31, 2000 is $324,887. Excluding the charge for the REDUX and
        PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204 and the
        Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31, 2000.

        The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined.
        The coverage deficiency for the year ended December 31, 1999 is $403,694. Excluding the charge for the REDUX and
        PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

(3)     Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.
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